EXHIBIT 5.1

July 31, 1996




Board of Directors
Hauser Chemical Research, Inc.
5555 Airport Road
Boulder, CO 80301

Re: Amendment No. 1 to Registration Statement on Form S-8

Gentlemen:

We are counsel for Hauser Chemical Research, Inc., a Delaware corporation (the "Company"), in connection with an amendment to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. The Registration Statement covers a proposed offering of an additional 60,000 shares of the Company's Common Stock to be issued pursuant to the Hauser Chemical Research, Inc. 1987 Non-Qualified Stock Option Plan. A registration statement on Form S-8 (Registration Statement No. 33-42425) was previously filed and is currently in effect with respect to 658,720 shares to be issued under the Plan.

In connection with our representation of the Company, we are of the opinion that:

1.  The Company has been duly incorporated under the Delaware
    Corporation Law, and is validly existing as a corporation in good standing under the laws of that state.

2. The 60,000 additional shares of common stock proposed to be sold pursuant to this offering will, upon the purchase, receipt of full payment, issuance and delivery of such shares in accordance with the terms of the offering described in such amendment to the Registration Statement, be duly validly authorized, legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to Amendment No. 1 to the Registration Statement.

Sincerely,



/s/
Laurie P. Glasscock, Esq.

LPG:rdm
cc:  Ms. Patricia Roberts, Hauser Chemical Research, Inc.
     Mr. David Rooney, Deloitte & Touche
     NASDAQ